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                                                               EXHIBIT 99 (h)(8)

                        [First Tennessee Bank Letterhead]


September 8, 2004


Mr. Richard Rantzow
Chairman
First Funds
1625 Broadway, Suite 2200
Denver, CO  80202

         Re:   First Funds (the "Trust")
               -------------------------

Dear Mr. Rantzow:

By our execution of this letter agreement (the "Agreement"), First Tennessee Bank, N.A. ("FTB") agrees that in order to improve the performance of certain of the Trust's portfolios, it will waive a portion of the advisory fees as follows for the fiscal year ending June 30, 2005:

                           CONTRACTUAL                                    NET
                            ADVISORY               ADVISORY            ADVISORY
PORTFOLIO                      FEE                FEE WAIVER              FEE
--------------------------------------------------------------------------------
Core Equity                   .65%                   .00%                .65%
Capital Appreciation          .15%                   .00%                .15%
Intermediate Bond             .50%                   .20%                .30%
Tennessee Tax-Free            .50%                   .20%                .30%

In addition to the Portfolios listed above, FTB agrees to waive a portion of the co-advisory and/or co-administration fees it is entitled to receive so that the total annual operating expenses of Class I of Municipal Money Market and Cash Reserve Portfolios of the Trust do not exceed 0.30% of each Portfolio's average net assets for the fiscal year ending June 30, 2003.

Furthermore, FTB agrees to waive a portion of the co-advisory and/or co-administration fees it is entitled to receive so that the total annual operating expenses of Class I of the

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U.S. Government Money Market Portfolio of the Trust do not exceed 0.25% of average net assets for the fiscal year ending June 30, 2005.

FTB acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. FTB agrees to continue such waivers for the applicable Portfolios at least through the end of the fiscal year (June 30, 2005).

FIRST TENNESSEE BANK, N.A.


By:
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Title:


Your signature below acknowledges
Acceptance of this Agreement:


By:
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Name:
Title: